Filed pursuant to Rule 424(b)(3)

Registration No. 333-129879

PROSPECTUS

KMG CHEMICALS, INC.

1,210,000 Shares of Common Stock

This prospectus relates to the offer and sale from time to time of up to an aggregate of 1,210,000 shares of our common stock for the account of the shareholders named in this prospectus. The selling shareholders may sell none, some or all of the shares offered by this prospectus. A selling shareholder may offer for sale the shares covered by this prospectus from time to time directly to purchasers or through underwriters, broker-dealers or agents, in public or private transactions, at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices, including in satisfaction of existing contractual obligations. Any underwriter, agent, broker or dealer may receive compensation, including compensation in excess of customary commissions, in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both. We cannot predict when or in what amounts a selling shareholder may sell any of the shares offered by this prospectus. We will not receive any of the proceeds from the sale of shares by the selling shareholders. For additional information on the methods of sale, you should refer to the section of this prospectus entitled “Plan of Distribution.”

Our common stock is listed on the NASDAQ Capital Market under the symbol “KMGB.”  On January 11, 2006, the last reported sales price for our common stock was $8.24 per share.

Investing in our common stock involves risks. See “Risk Factors,” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated January 13, 2006

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we have filed with the SEC. You should read this prospectus and the information incorporated by reference, including the exhibits to the registration statement prior to making an investment decision.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. Our filings are located in the EDGAR database on that website. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. We also file reports and information with the NASDAQ Capital Market which may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006-1500.

All of our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to such reports as well as other filings we make pursuant to Section 13(a) and 15(d) of the Securities Exchange Act of 1934 are also available free of charge on our Internet website. The address of our Internet website is http://www.kmgchemicals.com. Our SEC filings are available on our website as soon as practicable after they are posted to the EDGAR database on the SEC’s website.

We “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that was filed prior to the date of this prospectus that is updated or superceded by information contained in this prospectus is considered a part of this prospectus only as so updated or superceded. Information that we file subsequently with the SEC will automatically update and supersede the information contained in this prospectus and the documents incorporated by reference. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we terminate this offering:

•       Our Annual Report on Form 10-K for the fiscal year ended July 31, 2005 and our Quarterly Report on Form 10-Q filed on December 14, 2005;

•       Our Current Reports on Form 8-K filed on September 7, 2005 and October 12, 2005 (to the extent these items were “filed” with the SEC and not “furnished”);

•       Our Proxy Statement for our Annual Meeting of Shareholders to be held on December 7, 2005, filed on November 7, 2005; and

•       the description of our common stock contained in our Registration Statement on Form 10-SB (Reg. No. 0-29278) filed on April 23, 1997.

This prospectus incorporates important business and financial information about us that is not included in, or delivered with, this document. You may request a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits or schedules to such documents that we do not specifically incorporate by reference, at no cost by writing or telephoning us. All such requests should be directed to KMG Chemicals, Inc., 10611 Harwin Drive, Suite 402, Houston, Texas 77036, Attention: Roger Jackson, telephone number (713) 988-9252.

In making your decision, you should rely only on the information contained in or incorporated by reference into this prospectus or any prospectus supplement. We have not authorized anyone to provide you with any other information. We are not making an offer of these securities in places where offers and sales are not permitted. You should not assume that the information contained in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than

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the date of those documents. Our business, financial condition, results of operations, and prospects may have changed since that date.

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SUMMARY

This summary highlights some of the information contained in, and incorporated by reference into, this prospectus, but does not contain all of the information you need to consider in making your investment decision. You should carefully read this prospectus and any documents incorporated by reference into this prospectus before deciding whether to invest in our common stock, particularly the section entitled “Risk Factors.” In this prospectus, the words “KMG Chemicals,” “Company,” “we,” “our,” “ours,” and “us” refer to KMG Chemicals, Inc., a Texas corporation, and its subsidiaries unless otherwise stated or unless the context otherwise requires.

The Company

We are a leader in manufacturing, formulating and distributing specialty chemicals in several key markets. We are one of the largest sellers of industrial wood treating chemicals throughout the United States and North America, and have developed a growing presence in animal health pesticides and agricultural herbicides in the United States and elsewhere in the world.

We sell three industrial wood preserving chemicals, pentachlorophenol (penta), creosote and sodium pentachlorophenate (sodium penta). Our wood treating chemicals are sold to industrial customers who use these preservatives to extend the useful life of wood, primarily utility poles, bridge timbers and railroad crossties. We also sell tetrachlorvinphos (Rabon and Ravap) products, a pesticide used by domestic livestock and poultry growers to protect animals from flies and other pests, and an herbicide product consisting of monosodium and disodium methanearsonic acids (MSMA). The MSMA herbicides sold in the United States are Bueno® 6 and Ansar® 6.6. Bueno® 6 is used primarily for weed control in cotton fields and Ansar® 6.6 is used on weeds along highways. These products also have applications elsewhere in the world to protect cotton and sugarcane.

Wood Preserving Chemicals.   The principal wood preserving chemicals for industrial users are penta, creosote and chromated copper arsenate. We supply United States industrial users with both penta and creosote, but do not currently supply chromated copper arsenate. Penta is used primarily to protect approximately half of the electric and telephone utility poles purchased each year by utility companies in the United States from mold, mildew, fungus and insects. Creosote is another wood preservative used to treat railroad crossties, bridge timbers and a small percentage of utility poles. We believe that we are the only supplier of industrial wood preservative chemicals who sells more than one of the principal industrial wood preservatives. We believe that we are one of the largest suppliers of industrial wood preserving chemicals in the United States, supplying all the penta sold in the United States and almost all of the creosote not produced by other chemical companies for their internal use. We also supply sodium penta, a wood preserving product used primarily to treat freshly cut lumber, to customers outside the United States. We manufacture penta in Matamoros, Mexico through a subsidiary and purchase creosote from two primary sources. Our wood preserving chemicals constituted more than 80% of our net sales for our fiscal year ended July 31, 2005.

Animal Health Pesticides.   We distribute two animal health insecticide lines sold under the Rabon and Ravap tradenames. The Rabon and Ravap products are used by domestic livestock and poultry growers to protect animals from flies and other pests. The product line includes oral larvicides, insecticidal powders and liquid sprays all containing the active ingredient tetrachlorvinphos. Currently, our sole source of our tetrachlorvinphos active ingredient is a single Japanese supplier. We sell these products in the United States and to one customer in Canada.

Agricultural Chemicals.   We produce MSMA at our Matamoros, Mexico facility. Our MSMA herbicides are sold under the name Bueno® 6 in the United States primarily for weed control in cotton fields in the southern cotton growing states and in California, and under the name Ansar® 6.6 to state agencies to control highway weed growth. These products also have applications elsewhere in the world to protect cotton and sugarcane.

Recent Developments

On September 2, 2005, we granted performance-based restricted stock awards to five executives, including our Chief Operating Officer, J. Neal Butler, our Chief Financial Officer, John V. Sobchak, and our General Counsel, Roger C. Jackson. The awards were granted under our 2004 Long Term Incentive Plan in two series. The total series 1 award is for a maximum of 29,040 target units, and the total series 2 award is for a maximum 19,360 target units. Each target unit represents the right to acquire one share of the Company’s common stock, $.01 par value. Each series of performance stock award generally vests three years after August 1, 2004. The awards are subject to a transfer restrictions and are subject to forfeiture upon occurrence of certain events.

Principal Office

We were incorporated in 1992 as a Texas corporation and changed our name to KMG Chemicals, Inc. in 1997. Our principal executive office is located at 10611 Harwin Drive, Suite 402, Houston, Texas 77036 and our telephone number is (713) 988-9252.

RISK FACTORS

You should carefully consider the following risks and other information contained in or incorporated by reference into this prospectus before deciding to make an investment in our common stock. The risks and uncertainties described below are not the only risks facing us or applicable to your investment in our common stock. Additional risks not presently known to us or which we consider immaterial based on information currently available to us may also materially adversely affect us. If any of the following risks or uncertainties actually occur, our business, financial condition and results of operations could be materially adversely affected.

Risks Related to Our Business

We may experience a reduced demand for our wood preserving chemicals if the demand for the wood products on which those chemicals are used decreases, which may adversely affect our business, results of operations, cash flow and financial condition.

Our wood preserving products are sold into mature markets. The principal consumers of our wood preserving products are industrial customers who use them primarily to treat utility poles, bridge timbers and railroad crossties. Although these products are being sold into relatively stable markets, the demand for treated wood generally increases or decreases with the financial strength and maintenance budgets of the electric utilities and railroad companies.

Pentachlorophenol is used primarily to treat utility poles in the United States. Over the last several years, utility pole demand has declined as electric utilities in the United States have reduced their maintenance spending due to competitive pressures arising from deregulation. Deregulation may continue to negatively affect the utility pole market.

The largest market for creosote is treating railroad crossties in the United States. According to the Railway Tie Association, domestic railroads use an average of approximately 16 million crossties every year for track maintenance and improvements. Since 1987, tie replacement rates have varied between 14 million and 20 million crossties per year. Currently, the replacement rate in the United States is estimated to be near the top end of this replacement rate range. If the current replacement rate declines, we will see a decline in our creosote sales. A decline in utility pole, bridge timber or railroad crosstie sales could have a materially adverse effect on our financial condition and results of operations.

We are at risk from fluctuations in the price and availability of our primary raw materials.

If the supply for any of our main raw materials is disrupted, we may not be able to source quality raw materials in a timely fashion at reasonable cost. No assurance can be given that such a disruption would not have a material adverse impact on our financial condition and results of operations. Likewise, our inability to completely pass through an increase in our raw material costs could erode the profitability of our operations. Chlorine is a main component in the manufacture of pentachlorophenol. Chlorine prices have more than tripled since July, 2002. Although we have been able to achieve a significant price increase for pentachlorophenol since July, 2002, it has not been sufficient to maintain the previous profitability of that product. The price we pay for creosote has also increased significantly in the last several years, and we have not always been able to fully and timely pass those increases to our customers. In the future we may be unable to fully and timely pass on increases in our raw material costs, and thus no assurance can be given that raw material cost increases will not have a material adverse effect on our results of operations.

We are dependent on a limited number of suppliers for our creosote and our animal health pesticide active ingredient.

We have two major suppliers of the creosote we distribute and we currently purchase the active ingredient for our animal health pesticide from one supplier. The price for creosote under our supply agreements is determined annually. If the price of creosote increases materially, our results of operations for our creosote business may be adversely affected. If we were to lose a major supplier of creosote or our animal health active ingredient supplier, we might have difficulty securing a replacement supplier at reasonable cost, and no assurance can be given that such loss would not have a material adverse effect on our financial condition and results of operations.

We generally operate only one terminal capable of taking creosote imported from Europe.

One of our major creosote suppliers is based in Europe. We import that creosote by ship at a contract terminal near New Orleans, Louisiana. If we suddenly lost the use of that terminal, a substitute terminal may not be readily available at a competitive cost. In August 2005, we did lose the use of that terminal temporarily due to Hurricane Katrina. Although we were able to locate a temporary substitute in that case, no assurance can be given that we would be able to do so in the future. No assurance can be given that we will be able to renew the contract pursuant to which we are permitted to use this terminal or that the sudden loss of such terminal would not cause a significant disruption to our creosote operations and adversely affect our financial and operating results.

We are dependent on major customers for a significant portion of our net sales.

For the fiscal year ended July 31, 2005, our top ten customers accounted for approximately 45% of our sales. During this period, our largest customer, Koppers, Inc., accounted for approximately 10% of our total sales. No assurance can be given that the loss of, or a significant decrease in the level of purchases by, one or more of our major customers would not have a material adverse effect on our results of operations.

We may be unable to identify, fund and execute new acquisitions.

Our strategy is to grow primarily by acquiring additional businesses and product lines. There can be no assurance that we will be able to identify, acquire or profitably manage additional businesses and product lines, or successfully integrate any acquired business or product lines without substantial expenses, delays or other operational or financial difficulties. Financing for acquisitions may not be available, or may be available only at a cost or on terms and conditions that are unacceptable to us. There is an increasing trend in selling mature product lines through a competitive bid process. As a result, we may not be the successful bidder for a desirable product line, or, if successful, we may pay a higher price for the product line than if there was no competitive bid process. Further, acquisitions may involve a number of special risks or effects, including diversion of management’s attention, failure to retain key acquired personnel, unanticipated events or circumstances, legal liabilities, and impairment of acquired intangible assets and other one-time or ongoing acquisition related expenses. Some or all of these special risks or effects could have a material adverse effect on our financial and operating results. In addition, there can be no assurance that acquired businesses or product lines, if any, will achieve anticipated revenues and earnings.

If we are unable to successfully position ourselves in smaller niche markets, our business may be adversely affected.

We are positioned in smaller niche markets that have been or are being abandoned by larger chemical companies. These types of markets tend not to attract larger chemical companies due to the smaller volume demand. As a result, larger chemical companies have been divesting themselves of products and businesses that fall into those smaller niche markets. Our acquisition efforts are also focused on smaller niche markets. Smaller niche markets require significant and intensive management input, ongoing product support, and are often at or near product maturity. Larger companies often market and sell newer competing products using other technologies or containing other active ingredients, and their sales efforts tend to shift demand to the newer products and depress sales of the older niche products. Thus, there can be no assurance that the we will be successful or continue to be successful in niche markets.

Restrictions in our debt agreements could limit our growth and our ability to respond to changing conditions.

Our revolving credit facility and the senior credit facility with Wachovia Bank, National Association contain a number of significant covenants in addition to covenants restricting the incurrence of additional debt. These covenants prohibit a change in control of the Company, or any further acquisitions that are not approved by the lender under those facilities. In addition, our revolving credit facility requires us to maintain certain financial ratios and satisfy certain financial condition tests, which may require us to take action to reduce our debt or take some other action to comply with them.

These restrictions could limit our ability to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general or otherwise conduct necessary corporate activities. We may also be prevented from taking advantage of business opportunities that arise because of the limitations that the restrictive covenants under our revolving credit facility and senior credit facility impose on us.

A breach of any of these covenants would result in a default under the applicable debt agreement. A default, if not waived, could result in acceleration of the debt outstanding under the agreement and in a default with respect to, and acceleration of, the debt outstanding under our other debt agreements. The accelerated debt would become immediately due and payable. If that should occur, we may not be able to pay all such debt or to borrow sufficient funds to refinance it. Even if new financing were then available, it may not be on terms that are acceptable to us.

The distribution and sale of our products is subject to prior governmental approvals and thereafter ongoing governmental regulation.

Our products are subject to laws administered by federal, state and foreign governments, including regulations requiring registration, approval and labeling of our products. The labeling requirements restrict the use of and type of application for our products. More stringent restrictions could make our products less desirable which would adversely affect our sales and profitability. All of our products are subject to the United States Environmental Protection Agency (U.S. EPA) registration and re-registration requirements, and are conditionally registered in accordance with the Federal Insecticide, Fungicide and Rodenticide Act (FIFRA). Those registration requirements are based, among other things, on data demonstrating that the product will not cause unreasonable adverse effects on human health or the environment when used according to approved label directions. All states where our products are used also require registration before they can be marketed or used in that state.

Governmental regulatory authorities have required, and may require in the future, that certain scientific testing and data production be provided on our products. On our behalf and in joint efforts with other registrants, we have and are currently furnishing certain required data relative to our products. Under FIFRA, the federal government requires registrants to submit a wide range of scientific data to support U.S. registrations. This requirement significantly increases our operating expenses, and we expect those expenses will continue in the future. Because scientific analyses are constantly improving, it cannot be determined with certainty whether or not new or additional tests may be required by regulatory authorities. While FIFRA Good Laboratory Practice standards specify the minimum practices and procedures which must be followed in order to ensure the quality and integrity of data related to these tests submitted to the U.S. EPA, there can be no assurance the U.S. EPA will not request certain tests or studies be repeated. In addition, more stringent legislation or requirements may be imposed in the future. We can provide no assurance that that our resources will be adequate to meet the costs of regulatory compliance, or that the cost of such compliance will not adversely affect our profitability.

All of our products are currently under review for re-registration by the U.S. EPA.

Our creosote and pentachlorophenol products, and our animal health and agricultural chemical products, are each presently undergoing re-registration review by the U.S. EPA under FIFRA. Alone and with other registrants of those products, we have submitted and will submit a wide range of scientific data to support our U.S. registrations. In order to be re-registered, we are required to demonstrate, among other things, that our products will not cause unreasonable adverse effects on human health or the environment when used according to approved label directions. The U.S. EPA has issued its preliminary risk assessments for creosote and pentachlorophenol, and has identified certain risks to human health and the environment. Alone and with other registrants of those products, we have provided and will provide comments and data on the preliminary risk assessment to show to the U.S. EPA that our products do not pose unreasonable risk to human health and the environment when used in accordance with approved label directions. No assurance can be given as to when or if the U.S. EPA will issue a final risk assessment concluding that our creosote and pentachlorophenol products, and our animal health and agricultural chemical products, do not pose an unreasonable risk to human health or the environment when used in accordance with approved label directions. No assurance can be given as to when or if those products will be re-registered by the U.S. EPA, or if re-registered, what use or labeling restrictions might be required to obviate or mitigate risks identified by the U.S. EPA. If our products are re-registered by the U.S. EPA, no assurance can be given that our products will not be subject to further data submission requirements, or subject to use or labeling restrictions, that have an adverse effect on our financial position and results of operations. The failure of our products to be re-registered by the U.S. EPA would have a material adverse effect on our financial condition and results of operations.

We are subject to extensive environmental laws and regulations and may incur costs that have a material adverse effect on our financial condition as a result of violations of or liabilities under environmental laws and regulations.

Like other companies involved in environmentally sensitive businesses, our operations and properties are subject to extensive federal, state, local and foreign environmental laws and regulations, including those concerning, among other things:

•       the treatment, storage and disposal of wastes;

•       the investigation and remediation of contaminated soil and groundwater;

•       the discharge of effluents into waterways;

•       the emission of substances into the air; and

•       other matters relating to environmental protection and various health and safety matters.

The U.S. EPA and other federal and state agencies, as well as comparable agencies in Mexico, have the authority to promulgate regulations that could have a material adverse impact on our operations. We expend substantial funds to minimize the discharge of hazardous materials in the environment and to comply with governmental regulations relating to protection of the environment. Compliance with environmental and health and safety laws and regulations has resulted in ongoing costs for us, and could restrict our ability to modify or expand our facilities or continue production, or require us to install costly pollution control equipment or incur significant expenses, including remediation costs. We have incurred, and expect to continue to incur, significant costs to comply with environmental and health and safety laws. Federal, state and foreign governmental authorities may seek fines and penalties for violation of the various laws and governmental regulations, and could, among other things, impose liability on us for cleaning up the damage resulting from release of pesticides, hazardous materials and other chemicals into the environment.

Our use of hazardous materials exposes us to potential liabilities.

Our manufacturing and distribution of chemical products involve the controlled use of hazardous materials. While we adapt our manufacturing and distribution processes to the environmental control standards of regulatory authorities, we cannot completely eliminate the risk of accidental contamination or injury from hazardous or regulated materials. In the event of such contamination or injury, we may be held liable for significant damages or fines. In the event that such damages or fines are assessed, it could have a material adverse effect on our financial performance and operating results.

Our business is subject to many operational risks for which we may not be adequately insured.

No assurance can be given that we will not incur losses beyond the limits of, or outside the coverage of, our insurance policies. From time to time, various types of insurance for companies in the chemical industry have not been available on commercially acceptable terms or, in some cases, have been unavailable. We cannot assure you that in the future we will be able to maintain existing coverage or that premiums will not increase substantially.

We maintain limited insurance coverage for sudden and accidental environmental damages. We do not believe that insurance coverage for environmental damages that occur over time is available at a reasonable cost. Also, we do not believe that the insurance coverage for the full potential liability that could be caused by sudden and accidental incidences is available at a reasonable cost. Accordingly, we may be subject to an uninsured or under insured loss in such cases.

We may experience a reduction in demand for creosote if our customers dilute their purchased creosote with fuel oil prior to treating.

If creosote begins selling at a premium to fuel oil, it is likely that some of our customers would dilute their purchased creosote with fuel oil. The potential for dilution with fuel oil is a limiting factor on our ability to price creosote. If dilution were to occur on a widespread basis, we could see a significant decline in our creosote sales. A decline in creosote sales could have a material adverse effect on our results of operations.

Our business may be adversely affected by cyclical and seasonal effects.

The chemical industry in general is cyclical and demands for its products are potentially seasonal. Seasonal usage follows varying agricultural seasonal patterns, weather conditions and weather related pressure from pests, and customer marketing programs and requirements. Weather patterns can have an impact on our sales, particularly sales of agricultural products. The end user of some of our products may, because of weather patterns, delay or intermittently disrupt field work during the planting season which may result in a reduction of the use of some products and therefore reduce our revenues and profitability. There can be no assurance that we will adequately address any adverse seasonal effects.

We depend on our senior management team and the loss of any member could adversely affect our operations.

Our success is dependent on the management and leadership skills of our senior management team, including David L. Hatcher, our CEO and Chairman, and J. Neal Butler, our President and Chief Operating Officer. The loss of any of our senior management team or an inability to attract, retain and maintain additional personnel could prevent us from implementing our business strategy. We cannot assure you that we will be able to retain our existing senior management personnel or to attract additional qualified personnel when needed.

If we are unable to successfully negotiate with the labor unions representing our employees, we may experience a material work stoppage.

Many of our full-time employees who work at our facility in Matamoros, Mexico where pentachlorophenol and certain other products are produced, are represented under a labor contract that is negotiated annually. There can be no assurance that a new agreement will be reached each year without union action, and no assurance can be given that a material work stoppage or union dispute in connection with that contract negotiation would not adversely affect our results of operations.

We are subject to risks inherent in foreign operations, including changes in social, political and economic conditions.

We have facilities in the United States and Mexico, and sell our products in foreign countries, primarily in Latin America. In fiscal 2005, our production facilities in Matamoros, Mexico constituted approximately 83% of our property, plant and equipment, and approximately 2% of our net sales were in foreign countries. Like other companies with foreign operations and sales, we are exposed to market risks relating to fluctuations in interest rates and foreign currency exchange rates. We are also exposed to risks associated with changes in the laws and policies governing foreign investments in Mexico as well as, to a lesser extent, changes in United States laws and regulations relating to foreign trade and investment. While such changes in laws, regulations and conditions to date have not had a material adverse effect on our business or financial condition, there can be no assurance as to the future effect of any such changes.

Risks Related to Our Common Stock

Our principal shareholder has the ability to elect our entire board of directors and can control the outcome of most matters submitted to our shareholders.

As of October 31, 2005, David L. Hatcher, our Chairman and CEO, owned 61.3% of our outstanding common stock. Consequently, Mr. Hatcher has the ability to control the election of our Board of Directors and the outcome of most other issues submitted to shareholders for approval. Mr. Hatcher will have the ability to prevent a change of control or other business combination that may be economically beneficial to our other shareholders. We cannot assure you that your interests and the interests of Mr. Hatcher will not conflict.

There is not an active trading market for our common stock.

The trading volume of our common stock is very low. The average daily volume of our common stock during the three-month period ended October 31, 2005 was approximately 8,800 shares. We cannot assure you as to the level of liquidity of the trading market for our common stock. We also cannot assure you that you will be able to sell our common stock at a particular time or that the prices that you receive when you sell will be favorable. The limited nature of the market for our common stock may result in a discount in the value of our common stock to reflect its reduced liquidity and in greater price volatility. Market fluctuations, as well as economic conditions, have adversely affected the market price of many securities. We cannot assure you that these conditions will not adversely affect the market price of our common stock.

The price of our common stock has been volatile.

The market price of our common stock has been, and is likely to continue to be, volatile and subject to wide fluctuations. Since January 31, 2005, the highest sales price of our common stock has been $10.32 and the lowest sales price of our common stock has been $5.28. Due to the relatively illiquid market for our common stock, sales of small volumes of our common stock or a slight increase in the demand for our common stock can greatly affect the market price of our common stock. In addition, in recent years, the stock market has experienced significant price and volume fluctuations, which has impacted the market prices of equity securities. Some of these fluctuations appear to be unrelated or disproportionate to the operating performance of such companies. Future market movements may materially and adversely affect the market price of our common stock.

The common stock being offered pursuant to this prospectus represents a significant percentage of our outstanding common stock.

As of October 31, 2005, we had 8,786,119 shares of common stock outstanding, excluding treasury shares. Of the currently outstanding shares, 6,571,443 are owned by our executive officers and directors. In addition, 558,550 shares of common stock may be acquired by our officers, directors and other key employees within 60 days of October 31, 2005 upon the exercise of stock options. The common stock being offered pursuant to this prospectus represents approximately 14% of our total outstanding common stock, excluding outstanding options and warrants. All of these shares of common stock, to the extent that they are eligible or appear to be eligible for sale in the public market, could have a materially adverse effect on the market price of our common stock and therefore make it more difficult to sell equity securities.

The shares of common stock held by our executive officers and directors, or that may be acquired upon exercise of options held by executive officers and directors, may be sold in the public markets at any time, subject to the volume and other limitations of Rule 144 under the Securities Act. We may issue additional equity securities in order to fund acquisitions and for other purposes. To the extent we do so, existing stockholders may experience substantial dilution, particularly if the terms of such issuance include discounts to market prices or the issuance of convertible securities.

If we fail to comply with Section 404 of the Sarbanes-Oxley Act of 2002, our reputation, financial condition and the value of our common stock may be adversely affected.

Beginning with our report for the fiscal year ending July 31, 2007, Section 404 of the Sarbanes-Oxley Act of 2002 will require us to include an internal control report of management with our annual report on Form 10-K, which is to include management’s assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year. That report will also be required to include a statement that our independent auditors have issued an attestation report on management’s assessment of our internal control over financial reporting and on the effectiveness of those controls.

In order to achieve compliance with Section 404 within the prescribed period, management has engaged outside consultants and adopted a detailed project work plan to assess the adequacy of our internal control over financial reporting, remediate any control weaknesses that may be identified, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. However, we may not be able to complete the work necessary for our management to issue its management report in a timely manner, or any work that will be required for our management to be able to report that our internal control over financial reporting is effective. In addition, our independent auditors may not be able to issue an attestation report on management’s assessment and on the effectiveness of those controls. Our failure to comply with Section 404, including issuing the management report and obtaining the attestation report, may materially adversely affect our reputation, our financial condition and the value of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus and the exhibits and other documents incorporated herein by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by those laws. We have based these forward-looking statements on our current expectations and projections about us and our industry. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts, included or incorporated by reference in this prospectus that address activities, events or developments that we expect or anticipate may occur in the future, including such things as future capital expenditures, business strategy, competitive strengths, goals, growth of our business and operations, plans and references to future successes may be considered forward-looking statements. Also, when we use words such as “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” “forecast,” “may,” “should,” “expect,” “probably” or similar expressions, we are making forward-looking statements. Many risks and uncertainties may impact the matters addressed in these forward-looking statements.

Some of the key factors which could cause our future financial results and performance to vary from those expected include:

•       the loss of long-standing customers;

•       our ability to implement productivity improvements, cost reduction initiatives or facilities expansions;

•       market developments affecting, and other changes in, the demand for our products and the introduction of new competing products;

•       increases in the price of our primary raw materials or active ingredients;

•       the timing of planned capital expenditures;

•       our ability to identify, develop or acquire and market additional product lines and businesses necessary to implement our business strategy and our ability to finance such acquisitions and development;

•       the condition of the capital markets generally, which will be affected by interest rates, foreign currency fluctuations and general economic conditions;

•       cost and other effects of legal and administrative proceedings, settlements, investigations and claims, including environmental liabilities which may not be covered by indemnity or insurance;

•       the political and economic climate in the foreign or domestic jurisdictions in which we conduct business; and

•       other United States or foreign regulatory or legislative developments which affect the demand for our products generally or increase the environmental compliance cost for our products or impose liabilities on the manufacturers and distributors of such products.

The information contained in this prospectus, including the information set forth under the heading “Risk Factors,” and in documents incorporated by reference into this prospectus identifies additional factors that could cause our results or performance to differ materially from those we express in our forward-looking statements. These events or factors could cause our results or performance to differ materially from those we express in our forward-looking statements. Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions and, therefore, the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements which are included in this prospectus and the exhibits and other documents incorporated herein by reference, our inclusion of this information is not a representation by us or any other person that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, any forward-looking events discussed in this prospectus and the exhibits and other documents incorporated herein by reference may not occur.

SELLING SHAREHOLDERS

The common stock being offered by Tontine Capital Partners, L.P. and Terrier Partners L.P. pursuant to this prospectus was acquired in a private placement of 1,200,000 shares of our common stock on April 21, 2005. In connection with the private placement, we entered into a Securities Purchase Agreement and a Registration Rights Agreement with Tontine Capital Partners, L.P. and Terrier Partners, L.P. Under the Registration Rights Agreement, as amended we agreed to use our reasonable best efforts at our expense to prepare and file, by November 23, 2005, a registration statement under the Securities Act of 1933 covering resales of the common stock purchased in the private placement. The registration statement of which this prospectus constitutes a part was filed in satisfaction of our obligations under the Registration Rights Agreement.

The following table identifies the selling shareholders, the number of shares of common stock beneficially owned by the selling shareholders before this offering, the number of shares of common stock that the selling shareholders may offer or sell in this offering, and the number and percentage of shares of common stock beneficially owned by the selling shareholders after this offering, assuming the selling shareholders sell all of the shares that may be sold by the selling shareholders in this offering. The information in the table below is as of October 31, 2005 and is based upon information provided by the selling shareholders. The term “selling shareholders” includes the shareholders listed below and their transferees, pledgees, donees or other successors.

Name of Selling Shareholder	Number of Shares Beneficially Owned Prior to Offering	Number of Shares Being Offered	Number of Shares Owned After Offering(1)	Percent of Class Owned After Offering
Tontine Capital Partners, L.P.(2)	1,030,035	1,000,000	30,035	*
55 Railroad Avenue, 3rd Floor Greenwich, CT 06830
Terrier Partners L.P.(3)	260,000	200,000	60,000	*
145 East 57th Street, 10 Floor New York, NY 10022
Boenning & Scattergood, Inc.(4)	10,000	10,000	—	*
4 Tower Bridge 200 Barr Harbor Drive, Suite 300 West Conshohocken, PA 19428

*                    less than 1%.

(1)          Registration of the shares of common stock does not mean that all or a portion of these shares will be offered or sold by the selling shareholder pursuant to this prospectus.

(2)          Jeffery L. Gendell is the managing member of Tontine Capital Management, LLC, the general partner of Tontine Capital Partners, L.P. Mr. Gendell exercises sole voting and investment power with respect to the shares of common stock owned by Tontine Capital Partners, L.P.

(3)          Bobby Melnick is the managing member of B-doggy LLC, the general partner of Terrier Partners L.P. Mr. Melnick exercises sole voting and investment power with respect to the shares of common stock owned by of Terrier Partners L.P.

(4)          In connection with the sale of 1,200,000 shares of our common stock in a private placement on April 21, 2005, we paid a fee to Boenning & Scattergood, Inc., as placement agent in connection with the offering, consisting of $275,000 in cash and the 10,000 shares of our common stock being resold pursuant to this prospectus. Harold F. Scattergood is the President of Boenning & Scattergood, Inc. Mr. Scattergood exercises sole voting and investment power with respect to the shares of common stock owned by Boennig & Scattergood, Inc.

USE OF PROCEEDS

We will not receive any proceeds from sales of the shares of common stock by the selling shareholders. All of the net proceeds from sales of the shares of common stock will be retained by the selling shareholders.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 40,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share. As of October 31, 2005, we had 8,786,119 outstanding shares of common stock and no outstanding shares of preferred stock.

As of October 31, 2005, we had outstanding options to purchase 946,950 shares of common stock. These options have exercise prices ranging from $2.48 to $8.00 per share. Of these options, 767,950 are currently exercisable and generally expire ten years after vesting. However, currently exercisable options to purchase 150,000 shares of our common stock expire in December 2008, five years after vesting.

On September 2, 2005, we granted performance-based restricted stock awards to five executives, including our Chief Operating Officer, J. Neal Butler, our Chief Financial Officer, John V. Sobchak, and our General Counsel, Roger C. Jackson. The awards were granted under our 2004 Long Term Incentive Plan in two series. The total series 1 award is for a maximum of 29,040 target units, and the total series 2 award is for a maximum 19,360 target units. Each target unit represents the right to acquire one share of the Company’s common stock, $.01 par value. Each series of performance stock award generally vests three years after August 1, 2004. The awards are subject to a transfer restrictions and are subject to forfeiture upon occurrence of certain events.

Common Stock

The following summary describes the terms of our common stock that we consider to be material, but does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of our Articles of Incorporation, our Bylaws and applicable Texas law.

Voting and Other Rights.   Each share of common stock entitles the holder thereof to one vote on all matters on which holders are permitted to vote. Because holders of common stock do not have cumulative voting rights, the holders of a majority of the shares of common stock can elect all of the members of the board of directors standing for election. No shareholder has any preemptive right or other similar right to purchase or subscribe for any additional securities issued by us, and no shareholder has any right to convert common stock into other securities. No shares of common stock are subject to redemption or to any sinking fund provisions. All of the outstanding shares of common stock are fully paid and nonassessable.

Dividend and Distribution Rights.   Subject to rights of holders of preferred stock, if any, the holders of shares of common stock are entitled to dividends when, as and if declared by our Board of Directors from funds legally available for the payment of dividends and, upon liquidation, to a pro rata share in any distribution to shareholders.

Preferred Stock.   Pursuant to our Amended and Restated Articles of Incorporation, our Board of Directors has the authority, without further shareholder approval, to provide for the issuance of up to 10,000,000 shares of preferred stock in one or more series and to determine the dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences, the number of shares constituting any such series and the designation of such series. Because the Board of Directors has the power to establish the preferences and rights of each series, it may afford the holders of any preferred stock preferences, powers and rights, including voting rights, senior to the rights of the holders of common stock. No shares of preferred stock are currently outstanding. Although we do not have any present intention to issue shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, may have the effect of delaying, deferring or preventing a change in control.

Anti-Takeover Provisions.   Certain provisions of Texas law, our Amended and Restated Articles of Incorporation and our Bylaws are intended to enhance the likelihood of continuity and stability in our Board of Directors and its policies, but might have the effect of delaying or preventing a change in control and may make more difficult the removal of incumbent management even if such transactions could be beneficial to the interest of our shareholders.

Authorized But Unissued Shares

Our authorized but unissued shares of common and preferred stock are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent

The transfer agent for our common stock is Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034.

PLAN OF DISTRIBUTION

Sales of shares of common stock by the selling shareholders referred to in this prospectus may be made from time to time in one or more transactions on the NASDAQ Capital Market, in the over-the-counter market or any other exchange or quotation system on which shares of our common stock may be listed or quoted, in negotiated transactions or in a combination of any such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The shares may be offered directly to or through underwriters or agents designated from time to time, or to or through brokers or dealers, or through any combination of these methods of sale. We will file a prospectus to name any successors to any named selling shareholders who are able to use this propectus to resell shares of our common stock. The methods by which the shares may be sold include:

•       a block trade, which may involve crosses, in which the broker or dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•       purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

•       the writing of options on our common stock;

•       the pledge of our common stock as security for any loan or obligation, including pledges to brokers or dealers;

•       exchange distributions or secondary distributions in accordance with the rules of the NASDAQ Capital Market;

•       ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•       firm commitment or best efforts underwritings; and

•       privately negotiated transactions.

An underwriter, agent, broker or dealer may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). A member firm of an exchange on which our common stock is traded may be engaged to act as a selling shareholder’s agent in the sale of shares by such selling shareholder.

In connection with distributions of the shares offered by this prospectus or otherwise, the selling shareholders may enter into hedging transactions with brokers or dealers or other financial institutions with respect to our common stock. In connection with such transactions, such brokers or dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling shareholders. Such hedging transactions may require or permit the selling shareholders to deliver the shares to such brokers or dealers or other financial institutions to settle such hedging transactions. The selling shareholders may also sell our common stock short and deliver the shares to close out such short positions. If so required by applicable law, this prospectus, as amended or supplemented, may be used to effect:

•       the short sales of our common stock referred to above;

•       the sale or other disposition by the brokers or dealers or other financial institutions of any shares they receive pursuant to the hedging transactions referred to above; or

•       the delivery by the selling shareholders of shares to close out short positions.

The selling shareholders may also pledge the shares registered hereunder to a broker or dealer or other financial institution and, upon a default, such broker or dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus, as supplemented or amended to reflect such transaction. The selling shareholders may also donate the shares registered hereunder to a third party and such donee may effect sales of the shares pursuant to this prospectus, as supplemented or amended to reflect such transaction. In addition, any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The foregoing description in this paragraph is subject to a selling shareholder’s compliance with Section 16(c) of the Securities Exchange Act to the extent and during such periods as Section 16(c) is applicable to such selling shareholder.

The selling shareholders and any underwriters, brokers, dealers, agents or others that participate with the selling shareholders in the distribution of the shares offered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act and any underwriting discounts, commissions or fees received by such persons and any profit on the resale of the shares purchased by such persons may be deemed to be underwriting commissions or discounts under the Securities Act. To the extent the selling shareholders may be deemed to be an underwriter, the selling shareholders may be subject to certain statutory liabilities of the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. In addition, and without limiting the foregoing, the selling shareholders will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of the shares of common stock by the selling shareholders.

We have agreed to indemnify the selling shareholders named herein against certain liabilities that they may incur in connection with the sale of the shares registered hereunder, including liabilities arising under the Securities Act, and to contribute to payments that the selling shareholders may be required to make with respect thereto. Agents, underwriters, brokers and dealers may be entitled under agreements entered into by the selling shareholders or us to indemnification against certain civil liabilities, including liabilities under the Securities Act. There can be no assurance that the selling shareholders will sell any or all of the shares offered hereby.

We have agreed, among other things, to bear all fees and expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the common stock covered by this prospectus. The expenses of registration incurred in connection with this offering, which will be paid by us, are estimated to be approximately $70,000.

LEGAL MATTERS

The validity of the common stock covered by this prospectus is being passed upon for us by Haynes and Boone, LLP.

EXPERTS

The financial statements and the related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K for the fiscal year ended July 31, 2005 have been audited by UHY Mann Frankfort Stein & Lipp CPAs, LLP, independent registered public accounting firm, as stated in their report with respect thereto, which is incorporated herein by reference, and are so incorporated in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

The financial statements and the related financial statement schedule for the fiscal years ended July 31, 2004 and 2003, incorporated in this prospectus by reference from our Annual Report on Form 10-K for the fiscal year ended July 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

KMG CHEMICALS, INC.

1,210,000 Shares of Common Stock

PROSPECTUS